Exhibit 10.51
Execution Copy
INSTALLMENT LOAN MARKETING AND SERVICING AGREEMENT
     This Installment Loan Marketing and Servicing Agreement (this “Agreement”) is dated as of July 21, 2005, between First Bank of Delaware, a Delaware state bank (“BANK”), and ACE Cash Express, Inc., a Texas corporation (“ACE”).
     WHEREAS, BANK is a Delaware state bank insured by the Federal Deposit Insurance Corporation (the “FDIC”), and as such, is authorized to extend credit to borrowers, subject to the federal and Delaware financial institution and credit regulations in effect and as applicable;
     WHEREAS, ACE or its affiliate, in performing duties under this Agreement, is a duly authorized and validly existing corporation, authorized to do business in the states of Texas, Arkansas and Pennsylvania;
     WHEREAS, in accordance with its established lending criteria as may be amended by BANK from time to time, BANK desires to originate short-term installment loans (the “Loans”) to consumers (“Borrowers”) in principal amounts not to exceed an amount mutually agreed to by BANK and ACE (the “Max Loan Amount”), which Loans shall be secured by delivery of the Borrowers’ personal checks (made payable to BANK) to ACE to hold in trust and as bailee for BANK or by Borrowers’ Automated Clearing House (“ACH”) debit authorization; and
     WHEREAS, ACE, or its affiliate, in performing duties under this Agreement, desires to market and service the Loans on BANK’s behalf;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, and other valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, BANK and ACE (together, the “Parties”) agree as follows:
     1. BANK’s Responsibilities and Rights.
          (a) BANK in its sole discretion shall determine all of the conditions, terms and features of the Loans, including, without limitation, loan amounts (subject to the Max Loan Amount), fees and charges, interest rates, credit limits, credit standards and all other terms and conditions of the Loans, and shall be responsible for the form of all Loan Documents (as that term is defined in Section 2(d)(iii)). BANK shall make Loans to all Applicants (as that term is defined in Section 2(a)) who apply for Loans at retail locations of ACE that (i) are located in the States of Texas, Arkansas or Pennsylvania (the “Market”), (ii) are designated by ACE, in its sole discretion, and (iii) meet BANK’s credit standards and other qualifications, as determined by BANK in its sole discretion (each an “ACE Designated Location”); provided, however, BANK shall not be required to make any Loan if it has reason to believe that the making of the Loan or its solicitation will violate, or has violated, any applicable federal or state statutes, regulations, interpretations, orders, court decisions or other applicable rules (collectively, “Laws”). Neither ACE, nor BANK, nor their respective employees shall indicate, directly or indirectly, to Applicants that Loans are made or approved by ACE or that ACE (or any employee of ACE) can improve an Applicant’s prospect of obtaining a Loan. BANK shall maintain computer terminals at its offices in Delaware that connect to its third party service provider (“Service Provider”), which Service Provider is Teletrack, Inc. as of the date of this Agreement, from which BANK may reject any Loan at any time in its sole discretion.
          (b) ACE acknowledges that all rights of ownership in the Loans and Loan Documents, including, without limitation, any Borrower Checks (as defined in Section 2(c)(iv)) or proceeds thereof, Borrower Authorizations (as defined in Section 2(c)(iv)) or proceeds thereof, Notes (as defined in Section 2(c)(iii)), and payments on the Loans or other collateral or security for the Loans, are and remain the sole property of BANK, and ACE shall have no ownership or other rights to or interests in, whether legal or equitable, such Loans, Loan Documents, Borrower Checks or proceeds thereof, Borrower Authorizations or proceeds thereof, and payments on the Loans or other collateral or security for the Loans during the term of this Agreement, and all such Loans, Loan Documents, Borrower Checks or Borrower Authorizations, proceeds thereof, payments on the Loans or other collateral or security for the Loans shall not be considered property of ACE’s estate if a bankruptcy petition is filed by or against ACE.
          (c) In its sole discretion, BANK may sell, transfer, grant an interest in, or otherwise assign any Loan, or any portion of any Loan, to a third party or parties. Any sale, transfer or assignment by BANK of any such Loan shall comply with applicable Delaware and federal law. ACE expressly and irrevocably consents to BANK’s sale, assignment, and grant of a participation interest in and to the Loans, as BANK may transact from time to time.
          (d) BANK shall forward to ACE via facsimile (with a copy by first-class mail) as soon as possible, but no later than within three (3) business days of receipt, any written notices it receives that bankruptcy proceedings have been initiated with respect to any Borrower.
          (e) Upon request of ACE, BANK shall, within forty five (45) days of the last day of any calendar quarter, provide ACE with BANK’s quarterly financial statements and, on or before each April 15, shall provide ACE with BANK’s annual audited financial statements, each to be prepared in accordance with generally accepted accounting principles then in effect.
          (f) BANK shall deliver to ACE, as soon as possible following the execution of this Agreement, an opinion of BANK’s counsel, in form and substance reasonably satisfactory to ACE, confirming the legality of the activities of BANK contemplated by this Agreement under applicable law. ACE may, at its discretion, waive this requirement.

          (g) BANK shall develop and implement reasonable and lawful practices, policies and procedures that are communicated in writing to ACE from time to time with respect to the Loans (the “BANK Policies”), which BANK Policies shall (i) incorporate, without limitation, the Best Practices of the Community Financial Services Association of America or the Code of Conduct of the Financial Service Centers of America (the “Industry Practices”), and any guidelines and recommendations governing installment loans and sub-prime lending and loan classification promulgated or adopted by reference by the FDIC or the Delaware Bank Commissioner, as the same may from time to time be amended, and (ii) comply with all applicable Laws. The BANK Policies shall include, but shall not be limited to, developing guidelines and procedures for the Loan program contemplated under this Agreement (the “Program”), performing routine audits of ACE and providing ACE with helpline service to quickly respond to customer and Program inquiries.
     2. ACE’s Responsibilities and Services.
          (a) General Duties of ACE; Standards of Performance: Commencing upon the date that each of ACE and BANK agree upon the terms of the Loans, agree upon the manner in which such Loans shall be approved by BANK and serviced by ACE and execute a document designating such date (the “Product Definition Date”), ACE shall perform all services reasonably required to market and service the Loans made by BANK at a minimum of 200 ACE Designated Locations on or before the date sixty (60) days after the Product Definition Date, and at a minimum of 300 ACE Designated Locations on or before the date ninety (90) days after the Product Definition Date, where Loan applicants (“Applicants”) may submit Loan applications (“Applications”) and receive disclosures required by applicable Laws and where Borrowers may execute and deliver Loan documentation and deliver Borrower Checks, Borrower Authorizations or other payment on the Loans. In marketing the Loans and performing its services hereunder, the Parties shall at all times and in all material respects comply with applicable Laws. Before initiating any marketing efforts in the Market, ACE shall agree with BANK on a mutually agreeable protocol for communicating with the appropriate regulatory authorities, and the Parties shall reasonably cooperate with each other in implementing the Program in such manner as to minimize the potential for regulatory objections. Further, ACE shall use all of the reasonable documentation provided by BANK and follow the Bank Policies. ACE shall train and supervise its employees to act in conformity with the BANK Policies and the requirements of applicable Laws pertaining to the employees’ duties. ACE will not accept any consideration from any Applicant and will not agree or promise to procure a Loan for any Applicant from BANK.
          (b) Marketing of Loans:
               (i) BANK hereby authorizes ACE during the term of this Agreement to market Loans to Borrowers in compliance with all applicable Laws and BANK Policies. BANK hereby grants to ACE a non-exclusive license to reproduce the name, trade name, trademarks and logos of BANK (collectively, the “BANK Properties”) during the term of this Agreement in connection with this Agreement on letters, print advertisements, the Internet, television and radio communications and other advertising and promotional materials (all such letters, advertising and promotional materials incorporating BANK Properties and all related designs, artwork, logos, slogans, copy and other similar materials shall be referred to collectively herein as the “Promotional Materials”); provided, however, (x) ACE shall submit all Promotional Materials to BANK for its written approval prior to any use thereof, and (y) BANK shall not unreasonably withhold or delay such approval. All rights not expressly granted to ACE herein are reserved by BANK. Regardless of whether they incorporate the BANK Properties, all advertising and promotional materials for the Loans (A) shall prominently identify BANK as maker of the Loans, (B) shall be accurate, (C) shall not be misleading, (D) shall comply with all applicable Laws, and (E) shall be submitted to BANK for approval in accordance with this Section 2(b)(i).
               (ii) In connection with ACE’s performance of its obligations under this Agreement, it is expressly agreed that (A) BANK shall not hold any ownership or leasehold interest in any ACE retail location (including, without limitation, the ACE Designated Locations), or any personal property located therein, except that BANK shall be the exclusive owner of all Borrower Checks and proceeds thereof, Borrower Authorizations and proceeds thereof, Notes, Loan Documents, and cash reflecting Loan repayments as may be located at an ACE Designated Location from time to time, (B) no BANK employees shall work in any ACE retail location (except for BANK auditors who may examine ACE Designated Locations from time to time for compliance with BANK Policies), and (C) other than as may be necessary to effectuate Section 2, BANK shall exercise no authority or control over ACE’s employees or methods of operation. ACE will not post signage at its ACE Designated Locations showing BANK’s name or logo unless expressly authorized by BANK in its sole discretion; provided, however, that this provision shall not prohibit ACE from (x) providing documents or information to customers with BANK’s name or logo that have been approved by BANK or (y) posting fees and other information as required at ACE Designated Locations to carry out its obligations under this Agreement or pursuant to the Laws. Neither ACE nor any of its employees, officers, directors, representatives or agents will hold themselves out as an agent or employee of BANK.
               (iii) The Note shall disclose to the Borrower that BANK shall pay ACE a fee for ACE’s services.
               (iv) ACE will make any reasonable change to its business operations and information technology systems as reasonably requested by BANK, or any regulatory agency that has authority over BANK, that is reasonably necessary to comply with BANK Policies or Laws governing the Loans contemplated in the Agreement as determined through the audits and compliance reviews of BANK or any regulatory agency that has authority over BANK. ACE agrees to maintain minimum IT standards equal to or higher than those standards in place at ACE as of the date of this Agreement.
               (v) In connection with the ongoing use of the Teletrack Extended Underwriting System or other replacement system, BANK and ACE agree that

BANK shall have no more than one Loan outstanding to a customer who is marketed and serviced by ACE or any affiliate of ACE.
          (c) Servicing of Loan Applications:
               (i) BANK also hereby authorizes ACE to accept Applications from Applicants, using an Application form approved by BANK. ACE shall make Applications available to prospective Applicants and shall not discourage any prospective Applicant from submitting an Application and shall provide reasonable assistance to each prospective Applicant in completing an Application. Without limiting the generality of the foregoing, ACE shall not discriminate against or discourage any Applicant in any aspect of the credit process on any “prohibited basis,” as such term is defined in the federal Equal Credit Opportunity Act (“ECOA”) and Federal Reserve Regulation B. ACE shall forward all completed Applications to BANK (or its designated loan processing agent) electronically, by telephone, or by other appropriate means agreeable to both Parties.
               (ii) Based upon the information provided by Applicants to BANK in the Applications and such other credit-related information as obtained by ACE at the direction of BANK, or by BANK directly, and pursuant to the credit granting standards adopted by BANK in its sole discretion, BANK shall be solely responsible for determining whether to extend credit to Applicants. BANK shall, either itself or through the Service Provider, communicate to ACE its credit decision on any Application, together with the reason for any negative credit decision, electronically or by other means acceptable to both Parties.
     ACE shall, in compliance with Regulation B and applicable state law, deliver an appropriately completed adverse action notice (the “Adverse Action Notice”) to any Applicant whose Application is rejected by BANK. In addition to containing the information required by the ECOA, the Adverse Action Notice shall contain any information required by the Fair Credit Reporting Act (the “FCRA”) or by any applicable state credit reporting law. Adverse Action Notices shall be developed by BANK and provided to ACE prior to origination of Loans under this Agreement. In compliance with the ECOA, the Adverse Action Notice shall contain contact information for BANK and the Service Provider.
               (iii) Each Loan hereunder shall be evidenced by a promissory note (“Note”) containing disclosures required by the federal Truth-in-Lending Act and applicable state law (the “Disclosures”). The Note shall be issued for the amount shown as the “Total of Payments” on the Note (which shall be the sum of the amount shown as the “Amount Financed” plus the amount shown as the “Finance Charge,” and which amount shown as the “Finance Charge” shall equal a variable amount based solely on the term of the Loan. The amount of the Finance Charge on each Loan Note shall be pre-computed. In the case where BANK’s credit granting standards indicate that an Applicant qualifies for a Loan, ACE shall provide to Borrower a check or a voucher for the Amount Financed.

               (iv) ACE shall (A) deliver a copy of the Note to the Borrower; (B) deliver a copy of the Bank’s privacy policy to the Borrower; (C) obtain from the Borrower the executed Note; (D) obtain from Borrower his or her signed personal check or checks, dated the due date of the final installment due under the Note, made payable to BANK for the Total of Payments set forth in the Note (the “Borrower Check”), or the Borrower’s ACH debit authorization (the “Borrower Authorization”); and (E) in accordance with Section 1(b), hold in trust and as bailee for BANK, separate and apart from ACE’s own assets, the Borrower Check or Borrower Authorization and Note.
          (d) Additional Servicing and Collection of Loans. ACE shall perform the following servicing functions:
               (i) ACE shall be responsible for collecting payments on the Loans prior to, at and after maturity thereof (said collection efforts will include, but shall not be limited to, the presentment of Borrower Checks or Borrower Authorizations, as applicable). ACE shall ensure that for Borrowers who repay their entire Loan early, that such Borrower’s interest will be accurately rebated according to the actuarial method. In collecting payments owed under the Notes, ACE shall comply with applicable Laws, including, without limitation, where applicable, the Fair Debt Collection Practices Act (the “FDCPA”), the operating rules of the National Automated Clearing House Association (the “NACHA Rules”), as well as debt collection regulations and consumer protection laws applicable to BANK or ACE, and the Industry Practices. ACE shall not encourage or allow its employees to threaten or imply that failure to honor any payment instrument in connection with any Loan shall subject the Borrower to potential criminal prosecution and will not impose any charge for cashing a check provided to a Borrower for the Amount Financed.
               (ii) ACE shall remit, to a bank account designated by BANK (“BANK’s Deposit Account”), all Borrower payments on Loans recorded as collected by ACE, by no later than the next business day following ACE’s receipt of such payment.
               (iii) ACE shall maintain and retain all original Applications and copies of all Adverse Action Notices and other documents relating to rejected Applications for the period required by applicable Laws. ACE shall maintain in a secure environment originals or copies, as applicable, of all (x) Applications and copies of all Adverse Action Notices and other documents relating to rejected and incomplete Applications; and (y) originals or copies, as applicable, of all Applications, Notes (including Disclosures), Borrower Checks, Borrower Authorizations and other documents provided to or received from Borrowers (all such documents referenced in clauses (x) and (y) collectively, the “Loan Documents”) for the period required by applicable Laws. The obligations of ACE under this Section 2(d)(iii) shall survive termination of this Agreement. ACE will work with Service Provider to ensure that BANK is provided timely information concerning the basis for each Adverse Action Notice relating to a rejected Application.

          (e) Reports; Access to Stores, Books and Records and Employees:
               (i) During the term of this Agreement, ACE shall provide to BANK data submissions and reports reasonably required by BANK in order to maintain effective internal controls and to monitor results under this Agreement, including, without limitation, the performance of the Loans and ACE’s obligations hereunder. Such reports shall include a daily report showing those Loans originated through ACE, the Loans outstanding, the Loans repaid, the Loans charged-off, the Loan charge-off recoveries, a daily interest accrual report that includes information on each Loan and ACH information required to collect Loan repayments, as well as ACE’s monthly compliance review checklists and periodic internal audit reports for ACE Designated Locations marketing and servicing the Loans.
               (ii) Upon request of BANK, ACE shall, within forty-five (45) days of the last day of any calendar quarter, provide BANK with ACE’s quarterly financial statements and, on or before each April 15, shall provide BANK with ACE’s annual unaudited financial statements, each to be prepared in accordance with generally accepted accounting principles then in effect.
               (iii) Unless otherwise directed by BANK, BANK agrees to allow ACE, as its bailee, to maintain and retain possession of the Loan Documents in trust for BANK for the term of the Agreement and any additional period required by applicable Law. ACE agrees to use such Loan Documents solely to service the Loans. Such Loan Documents shall be held by ACE in trust and as bailee for BANK, which has and shall continue to have constructive possession and legal title to such documents, files and records. At such time or times as BANK may reasonably request, and at BANK’s cost, ACE shall deliver a copy of all Loan Documents to BANK at its headquarters or such other location or locations as BANK shall direct in writing. All such documents shall be maintained segregated from other books and records of ACE and otherwise in such a manner as to facilitate their inspection by and delivery to BANK, if so requested in writing. During the term of this Agreement and at all times thereafter as it relates to information pursuant to this Agreement, BANK and banking agencies with regulatory authority over BANK shall have reasonable access to ACE Designated Locations, to the books and records of ACE (to the extent that such books and records pertain to the Loans), to the officers, employees and accountants of ACE, and to copies of Loan Documents, all for the same purposes of ensuring that ACE is carrying out the BANK Policies and is otherwise complying fully with its obligations under this Agreement. Such access shall include permission to maintain employees or agents of BANK, at BANK’s expense, and any banking agency with regulatory authority over BANK, at BANK’s expense, on the premises of ACE during regular business hours to audit ACE’s services contemplated by this Agreement. In addition, and not as a limitation of the foregoing, BANK and any banking agency with regulatory authority over BANK shall have the right, from time to time during the term of this Agreement, to conduct audits and/or compliance reviews of the services provided hereunder, and the records generated thereunder; provided, that such audit and review rights shall be conducted during normal business hours in a manner which does not unreasonably interfere with ACE’s normal business operations and customer and employee relations.

               (iv) ACE will comply, as determined by BANK in BANK’s reasonable discretion, with the Service Provider’s extended loan underwriting system as administered by BANK.
          (f) Fees and Costs: In consideration for ACE’s performance of its obligations under this Agreement, BANK shall pay ACE the marketing and servicing fees set forth on Exhibit A (the “Fees”), as such Fees may be changed from time to time by mutual written agreement of the Parties. ACE shall deliver to BANK the Invoices (as defined in Exhibit A) on the times and with the details required in Exhibit A. Based on those Invoices, BANK will pay to ACE the Fees in accordance with the terms set forth in Exhibit A. ACE will be responsible for all principal and fee losses related to the Loans. ACE will be responsible for all costs associated with ACE Designated Locations and its services under this Agreement, including without limitation rental and occupancy costs; costs of up-fit and leasehold improvements; equipment costs; processing costs; printing costs; maintenance costs; staffing costs; taxes assessed to ACE; signage costs; and advertising costs. BANK will be responsible for all banking agency audit costs billed to BANK by such banking agency which result from an audit of ACE by any banking agency with regulatory authority over BANK. ACE will be responsible for any information technology audits required by BANK to comply with FDIC guidelines.
          (g) Set-Off. In the event of an indemnifiable event as contemplated under Section 4 of this Agreement, ACE shall have no right of set off for any fees or costs owing to ACE under this Agreement, against any monies in ACE’s possession in trust or as bailee for BANK, including without limitation any cash payments on the Loans made directly by the Borrower to ACE or as a result of deposit of any Borrower Checks or realization on any other collateral or security for the Loans. In the event of an indemnifiable event as contemplated under Section 4 of this Agreement, BANK shall have a right of set off for any fees owing to ACE for Losses (as defined in Section 4(a)) incurred by BANK and not otherwise paid by ACE pursuant to the terms and conditions set forth in Section 4(h).
          (h) Notice. Each Party shall provide the other with written notice promptly (but not later than 5 business days) after becoming aware of any threatened or actual investigation, regulatory action, arbitration, lawsuit, fees or penalties pertaining to the Loans, this Agreement or any similar marketing and servicing agreements of third Parties, the effect of which may materially impact the obligations or rights of the Parties under this Agreement.
          (i) Opinion of Counsel. ACE shall deliver to BANK, as soon as possible following the execution of this Agreement, memoranda of law prepared by ACE’s counsel, in form and substance reasonably satisfactory to BANK, confirming the legality of the activities of ACE contemplated by this Agreement under the laws of the States of Texas, Pennsylvania and Arkansas or as that law may be preempted by federal law. BANK may, at its discretion, waive this requirement.
          (j) Banking Regulation. If BANK is required to make any notification to, or pay any costs or fees, excluding taxes, to the Texas Secretary of State,

the Texas Finance Commission, the Texas Department of Banking, the Texas Office of the Consumer Credit Commissioner, the Comptroller of the State of Texas, or any other person or office with the power to enforce the laws of Texas, including, without limitation the Attorney General of Texas, related to the Loans or the Program, ACE shall promptly reimburse BANK for all costs and fees related thereto after receipt of written notice of such costs and fees. ACE shall reimburse the Bank for costs or fees, excluding taxes related to any state or local agencies in Pennsylvania or Arkansas.
          (k) Maintain Required Licenses and Registrations. ACE will maintain its licenses at ACE Designated Locations from the Office of the Consumer Credit Commissioner of Texas as an arranger of loans under Chapter 342 of the Texas Finance Code and, if required, will obtain any other appropriate business license for each ACE Designated Location. ACE will also maintain necessary licenses in Pennsylvania and Arkansas. In addition, ACE will obtain and maintain all licenses and registrations required by any Laws and applicable to the activities of ACE (or its affiliates) under and throughout the term of this Agreement. ACE will provide copies of these licenses and registrations if so requested by BANK.
          (l) Regulatory Examinations and Audits. ACE agrees to submit to any examination which may be required by any regulatory authority with audit and examination authority over BANK, to the fullest extent that such regulatory authority may require, and ACE specifically agrees and acknowledges that it will permit examination by the FDIC to the extent required for BANK to remain in compliance with law.
     3. Representations and Warranties.
          (a) BANK hereby represents and warrants to ACE as of the date hereof that:
               (i) BANK is a duly organized Delaware state bank validly existing under the laws of the State of Delaware, and is authorized, as a matter of Delaware law, to conduct its business as described in this Agreement The deposits of BANK are insured by the FDIC up to applicable limits. BANK has the corporate power and authority and all requisite licenses, permits and authorizations to execute and deliver this Agreement and perform its obligations contemplated hereunder.
               (ii) BANK is authorized under applicable Law to make the Loans under this Agreement and is not prohibited by applicable Law from contracting with a third party to provide the services which ACE will provide under this Agreement.
               (iii) BANK is authorized under applicable Law to contract with Service Provider, and transmission by and between ACE and Service Provider of information required for and provided solely for the purpose of processing the Loans does not violate applicable Law.
               (iv) This Agreement has been duly authorized by BANK’s Board of Directors, executed and delivered by BANK and constitutes its legal, valid and binding agreement, enforceable against BANK in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and the rights and obligations of receivers and conservators under 12 U.S.C. §§1821 (d) and (e), and any other laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               (v) The execution, delivery and performance of this Agreement by BANK does not violate or conflict with (A) any provision of the articles of incorporation or other governance documents of BANK or (B) any Delaware or federal law, or any order, arbitration award, judgment or decree to which BANK is a party or by which BANK or any of its assets may be bound.
               (vi) Except as may be set forth on Exhibit B hereto, there are no claims, actions, suits, orders or investigations, either at law or in equity, or any proceedings by or before any court or governmental authority or arbitrator pending, or to the knowledge of BANK threatened, against BANK or any of its affiliates that (A) if asserted and decided adversely to BANK or any affiliate, would materially and adversely affect BANK or its affiliate or the Program, or (B) questions the validity of this Agreement, the Program or the Loans, or (C) seeks to delay, prohibit or restrict the activities of ACE or BANK contemplated by this Agreement.
               (vii) BANK has delivered to ACE true and correct copies of BANK’s audited financial statements as of and for the year ended December 31, 2004. Such financial statements and notes fairly present the financial condition and the results of operations, stockholders’ equity, and cash flow of BANK as at December 31, 2004 and for the year then ended, all in accordance with generally accepted accounting principles. BANK has also delivered to ACE true and correct copies of BANK’s unaudited financial statements as of and for the three month period ended March 31, 2005. Such financial statements fairly present the financial condition and the results of operations, stockholders’ equity, and cash flow of BANK as at March 31, 2005 and for the three month period then ended, all in accordance with generally accepted accounting principles (other than the omission of notes).
               (viii) BANK has all consents and approvals necessary to enter into this Agreement and carry out its obligations hereunder and the execution, delivery and performance of this Agreement does not violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which BANK is a party, or by which BANK is bound and BANK has no contractual agreement with any other company that markets and services loans for BANK that would prohibit or otherwise restrict BANK from entering into this Agreement.
          (b) ACE hereby represents and warrants to BANK, as of the date hereof that:
               (i) ACE is duly organized and validly existing under the laws of the state of Texas, and ACE and/or its affiliate performing duties under this Agreement is duly qualified to do business as contemplated under this Agreement and has all requisite licenses, permits and authorizations under Texas and federal law to execute and deliver this Agreement and perform its obligations contemplated hereunder.
               (ii) ACE has the corporate power and authority, and ACE and/or its affiliate performing duties under this Agreement, has all requisite licenses, permits and authorizations, to execute and deliver this Agreement and to perform its obligations contemplated hereunder. This Agreement has been duly authorized, executed and delivered by ACE and constitutes its legal, valid and binding agreement, enforceable against ACE in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               (iii) The execution, delivery and performance of this Agreement by ACE does not violate or conflict with (A) any provision of the governance documents of ACE or (B) any Texas or federal law, or any order, arbitration award, judgment or decree to which ACE is a party or by which ACE or any of its assets may be bound.
               (iv) Except as may be set forth on Exhibit C hereto, there are no claims, actions, suits, orders or investigations, either at law or in equity, or any proceedings by or before any court or governmental authority or arbitrator pending, or to the knowledge of ACE threatened, against ACE or any of its affiliates that (i) if asserted and decided adversely to ACE or any affiliate, would materially and adversely affect ACE or its affiliate or the Program, or (ii) questions the validity of this Agreement, the Program or the Loans, or (iii) seeks to delay, prohibit or restrict the activities of ACE or BANK contemplated by this Agreement.
               (v) ACE has delivered to BANK true and correct copies of ACE’s audited financial statements as of and for the year ended June 30, 2004. Such financial statements and notes fairly present the financial condition and the results of operations, stockholders’ equity, and cash flow of ACE as at June 30, 2004 and for the year then ended, all in accordance with generally accepted accounting principles then in effect (other than the omission of notes). ACE has also delivered to Bank true and correct copies of ACE’s unaudited financial statements as of and for the nine months period ended March 31, 2005. Such financial statements fairly present the financial condition and the results of operations, stockholders’ equity, and cash flow of ACE as of March 31, 2005 and for the nine month period then ended, all in accordance with generally accepted accounting principles (other than the omission of notes).
               (vi) ACE has all consents and approvals necessary to enter into this Agreement and carry out its obligations hereunder and the execution, delivery and performance of this Agreement does not violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which ACE is a party, or by which ACE is bound and ACE has no contractual agreement with any other financial or similar institution for which ACE markets and services loans that would prohibit or otherwise restrict ACE from entering into this Agreement.

     4. Indemnification.
          (a) ACE hereby indemnifies and agrees to hold harmless (i) BANK, (ii) BANK’s parent, subsidiaries, and affiliates, (iii) any person obtaining an interest (whether in the form of a participation interest, a whole loan, or as pledged collateral, and whether or not ACE has notice of any such interest) in any Loan subject to this Agreement (to the extent required in accordance with the contract pursuant to which such person obtained an interest in such Loans), and (iv) each of the respective officers, directors, employees, representatives, agents, and attorneys of the persons or entities described in clauses (i), (ii) and (iii) above (collectively the “BANK Indemnified Parties”) from and against any and all claims, losses, liabilities, damages, penalties, demands, suits, arbitrations, actions, judgments, settlements, costs, and expenses, including, without limitation, any claims or losses related to security breaches or identity theft, those costs and expenses relating to any investigation or any defense or prosecution of any proceedings, and reasonable fees and expenses of attorneys, accountants, experts, investigators, and other consultants incurred in connection therewith (collectively “Losses”) suffered or incurred by the BANK Indemnified Parties as a result of, or in connection with:
               (i) the services to be provided by ACE under this Agreement;
               (ii) ACE’s conduct under the Program constituting a violation by ACE of any consumer protection, consumer lending or privacy law or regulation or any other Law;
               (iii) ACE’s or its employees’ burglary, fraud, theft, gross negligence, willful misconduct or breach of this Agreement, including, without limitation, the inaccuracy in any material respect of any representation or warranty made by ACE contained in this Agreement;
               (iv) BANK’s conduct under the Program in compliance with the terms of this Agreement including, without limitation, any alleged violation by BANK of any consumer protection, consumer lending or regulation or any other Law or BANK’s negligence (but not gross negligence or willful misconduct); or
               (v) the Program, including, without limitation, Losses incurred (A) as a result of any class action or other suits by Borrowers, attorney generals, state or federal banking or regulatory agencies or others, (B) as a result of any alleged violation of any Law applicable to the Program.
          (b) Provided, however, that notwithstanding the foregoing, ACE shall have no obligation to indemnify BANK for any Losses which are incurred by BANK as a result of the following:
               (i) BANK’s or its employees’ burglary, theft, negligence, gross negligence, willful misconduct or breach of this Agreement, including the inaccuracy in any material respect of any representation or warranty made by BANK contained in this Agreement;

               (ii) BANK’s or its employees failure to act in accordance with the Program;
               (iii) Actions or omissions which conflict, or are not consistent, with the Program.
               (iv) BANK’s or its employees’ fraud or misconduct (related to specific actions of BANK or its employees and not arising from or related to general claims of fraud or misconduct related to the Program or the Loans);
               (v) ACE complying with BANK Policies or taking specific action under a specific request by BANK that ACE would not otherwise take without the specific request of BANK;
               (vi) any claim by any Delaware regulatory authority, the FDIC, or any other federal regulatory agency or other governmental body having supervisory authority over BANK;
               (vii) any claim by any third party of service mark or trade mark infringement based upon ACE’s use of the BANK Properties;
               (viii) violation by BANK of ECOA or any similar Delaware law governing BANK’s decisions regarding whether to accept or reject a proposed Loan; or
               (ix) violation by BANK of any federal law.
     ACE acknowledges that this indemnification and risk allocation is a material inducement to BANK to enter into this Agreement and is a material factor in BANK’s determination of the compensation to be paid to ACE. ACE expressly agrees and intends that this risk allocation includes any such risk arising in whole and or part from the alleged or actual negligence (but not gross negligence or willful misconduct) of BANK. “Losses” shall include the failure of a Borrower to repay a Loan if such failure is related to a Collateral Event (as defined below) or any other reason other than a Borrower’s financial ability. For example, but not by way of limitation, if a Loan is not required to be repaid as a result of a suit alleging that the Program violates a prescribed law, Losses will include the principal amount of the Loan.
          (c) BANK hereby indemnifies and agrees to hold harmless ACE and its parent, subsidiaries and affiliates, and each of their officers, directors, employees, representatives, agents and attorneys (the “ACE Indemnified Parties”) from and against any and all Losses suffered or incurred by such ACE Indemnified Parties as a result of, or in connection with, those matters specified in clauses (i) through (ix) of Section 4(b).
          (d) The BANK Indemnified Parties and the ACE Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and ACE or BANK, as indemnitor hereunder, are sometimes referred to herein as the “Indemnifying Party.”

          (e) Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”) specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to support and verify the Indemnifiable Claim asserted.
          (f) The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to undertake, conduct and control, through counsel of its own choosing, and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all of its reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party to such counsel, which consent shall not be unreasonably withheld) and engage under a mutually agreed upon legal budget where the costs of the Indemnified Party’s counsel shall be split equally between the Indemnifying Party and the Indemnified Party); and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.
          (g) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this Section 4(g) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 4. The Indemnifying Party shall pay to the Indemnified Party all Losses which the Indemnified Party has incurred within 30 days of receipt of written demand therefor, including, without limitation, reasonable attorneys fees of the Indemnified Party incurred in connection with defense of any Indemnifiable Claim.
          (h) If ACE does not make timely payment to BANK as required under this Section 4, BANK may set off against the fees owed to ACE by BANK pursuant to Section 2(g) above. In addition, upon the occurrence of a Collateral Event (as defined below), ACE shall post collateral (cash or cash equivalent) with BANK in an amount reasonably determined by BANK (the “Collateral Amount”), with such Collateral Amount not to exceed the greater of (X) 15% of the highest daily balance of all outstanding Loans in the 30 calendar days preceding the Collateral Event or (Y) $250,000. Such collateral shall be held in an interest bearing account (or applied in BANK’s sole discretion against any monies owed by ACE to BANK and not paid timely) until either (I) all of ACE’s obligations under this Agreement have been discharged to the reasonable satisfaction of BANK and all Loans have been collected or written off by BANK or (II) the Collateral Event has been resolved. In addition, until either (I) ACE’s obligations under this Agreement have been discharged to the reasonable satisfaction of BANK and all Loans have been collected or written off by BANK or (II) the Collateral Event has been resolved, it shall be the obligation of ACE to maintain the value of such collateral being held by BANK at an amount that is at all times equal to the Collateral Amount. A “Collateral Event” shall have occurred when: (1) the Program is for any reason suspended or terminated as a result of or in connection with an Indemnifiable Claim against ACE or (2) a suit or other proceeding is initiated against BANK and BANK is entitled to indemnification under this Section 4 for such suit or other proceeding. If for any reason ACE does not post such collateral within 30 days, BANK shall be permitted to immediately set off against all of the fees owed to ACE by BANK hereunder until all indemnification claims have been satisfied in full and until collateral representing the Collateral Amount has been established. If ACE fails to make any payments in a timely manner to BANK under this Agreement, BANK, in its sole discretion, may (but is not required to) from time to time distribute to itself from the interest bearing account (including any interest earned thereon) an amount equal to any monies ACE owes to BANK).
     5. Term and Termination.
          (a) Term. The term of this Agreement shall commence as of the date of this Agreement, and shall continue for a term of 36 months. The Agreement shall automatically renew for an additional 12-month term unless either Party provides written notice to the other Party that it does not wish to so renew the Agreement no less than 90 days prior to the expiration of the original term of the Agreement.
          (b) Change in Circumstances. If ACE determines that it can profitably engage in installment loan or deferred deposit transactions in any of the States of Texas, Arkansas or Pennsylvania independent of BANK, then ACE, in its sole discretion upon sixty (60) days notice to BANK, may (i) in the event of such a determination by ACE with respect to any of the States of Arkansas or Pennsylvania, elect to modify this Agreement to remove such State from the definition of “Market” or (ii) in the event of such a determination by ACE with respect to the State of Texas, elect to either (A) modify this Agreement to remove the State of Texas from the definition of “Market” or (B) terminate this Agreement. In the event of a termination of this Agreement in accordance with Section 5(b)(ii)(B) on or prior to December 31, 2006, ACE shall pay BANK a termination fee of $100,000.
          (c) Insolvency. Upon the occurrence of an Insolvency Event (as defined below in this Section 5(c)) by either Party, this Agreement shall automatically and immediately terminate. It shall constitute an Insolvency Event by BANK hereunder if BANK shall file for protection under any state or federal liquidation provision, or BANK is placed into conservatorship or receivership with the FDIC or any other duly appointed person or entity. It shall constitute an Insolvency Event by ACE hereunder if ACE shall file for protection under Texas law or federal bankruptcy or similar law, an involuntary petition is filed against ACE under any such laws and is not dismissed within thirty (30) days of such filing, or a receiver or any regulatory authority takes control of ACE.
          (d) Event of Default. Upon the occurrence of an Event of Default (as hereinafter defined) by either Party, the other Party may terminate this Agreement by giving written notice at least thirty (30) days in advance of termination and an opportunity for the defaulting Party to cure the Event of Default. It shall constitute an Event of Default by BANK hereunder if: (i) BANK shall be in material breach of any duty, obligation, representation, warranty or covenant hereunder or if BANK fails to make any payment due hereunder within the time period specified in this Agreement; (ii) ACE has not materially defaulted hereunder and BANK nonetheless discontinues making Loans; (iii) BANK terminates its agreement with the Service Provider and, as a result and through no fault of ACE, ACE is not able to market and service the Loans for a period of five or more business days, or (iv) BANK ceases generally to fund Loans marketed by ACE pursuant to this Agreement. It shall constitute an Event of Default by ACE hereunder if (i) ACE shall be in material breach of any duty, obligation, representation, warranty, or covenant hereunder, or (ii) BANK has not defaulted hereunder and ACE nonetheless discontinues marketing and servicing the Loans other than pursuant to Section 5(b).
          (e) Adverse Impact to BANK. BANK may terminate this Agreement on ninety (90) days written notice to ACE in the event BANK becomes aware of any adverse legal, regulatory or other developments (either federal or state), whether inside or outside of the state of Texas and regardless of whether it involves any Party or is related to the Program, and which could have a material adverse impact on BANK, the profitability of its activities under this Agreement or its litigation or risk exposure. This provision shall not apply to events or circumstances covered by Section 5(b).
          (f) Adverse Impact to ACE. ACE may terminate this Agreement on ninety (90) days’ written notice to BANK in the event that either (i) BANK changes the BANK Policies in a manner which is reasonably likely to have a material adverse impact on ACE, the profitability of its activities under this Agreement or its litigation or risk exposure or (ii) ACE becomes aware of any adverse legal, regulatory or other developments (either federal or state), whether inside or outside of the state of Texas and regardless of whether it involves any Party, or is related to the Program, and which could have a material adverse impact on ACE, the profitability of its activities under this Agreement or its litigation or risk exposure.
          (g) Effect of Termination. Upon termination or expiration of this Agreement for any reason, BANK shall pay ACE any monies that are owed by BANK to ACE then due and payable under this Agreement, including, without limitation, any Fees. In addition, ACE will pay to BANK any monies that are owed by ACE to BANK then due and payable under this Agreement, including, without limitation, any monies owed under Section 4. In order to preserve the goodwill of each Party with its customers, both Parties shall act in good faith and cooperate in order to ensure a smooth and orderly termination of their relationship and the termination of the Loan origination and marketing program contemplated hereunder. Unless prohibited by applicable Laws, or as otherwise provided in this Agreement, upon BANK’s written request ACE shall continue to service outstanding Loans following termination or expiration of this Agreement until all Loans are repaid or charged off in accordance with BANK Policies. Upon the termination or expiration of this Agreement, all rights in BANK Properties granted to ACE shall revert to BANK, and ACE shall immediately cease using the BANK Properties. In addition, upon termination or expiration of this Agreement, BANK will negotiate in good faith with ACE to sell to ACE all Loans marketed and serviced by ACE in and previously charged off by BANK for a nominal amount, provided that ACE executes and delivers to BANK an indemnification agreement to indemnify and hold BANK harmless for any and all actions taken by ACE in connection with collection of any such Loans and that ACE agrees to comply with all laws regarding any attempts to collect such Loans.
          (h) Survival. Sections 1(b), 2(d)(iii), 2(e)(iii), 2(g), 2(j) and 4 through 10 hereof shall survive the termination of this Agreement subject to any time limitations set forth in such Sections.
          (i) Right of First Refusal. If, during the term of this Agreement, ACE reaches an agreement with a federally insured financial institution other than BANK (a “Third-Party Financial Institution”) to offer short-term multiple installment loans (as opposed to single-installment loans) in any state other than the States of Texas, Arkansas or Pennsylvania (the “Proposed Third-Party Arrangement”), and if BANK is not then in default under this Agreement, ACE shall give written notice (the “Offering Notice”) to BANK of such Proposed Third-Party Arrangement before ACE and the Third-Party Financial Institution agree to effect the Proposed Third-Party Arrangement. Such Offering Notice shall (a) described the Proposed Third-Party Arrangement and (b) offer to BANK the right to enter into an agreement with ACE identical to the Proposed Third-Party Arrangement (the “ROFR Offer”). BANK must give written notice to ACE of its election to accept or reject the ROFR Offer within thirty (30) days after the date of receipt of the Offering Notice. If BANK gives timely notice to ACE of its acceptance of the ROFR Offer, ACE and BANK will enter into an agreement or amendment to this

Agreement providing for the Proposed Third-Party Arrangement. If BANK fails to accept or gives written notice to ACE of its rejection of the ROFR Offer in a timely manner, the ROFR Offer shall lapse and Seller shall be free to enter into the Proposed Third-Party Arrangement with the Third-Party Financial Institution upon the terms described in the Offering Notice.
     6. Notices.
     Any notice hereunder by a Party shall be given to the other Party at its address set forth below or at such other address designated by notice in the manner provided in this Section 6, by personal delivery, certified mail or private courier service, or by facsimile with a confirmation copy by first class mail, postage prepaid. Any written notice or demand to be given under this Agreement shall be duly and properly given if delivered as described in this Section 6. Such notice shall be deemed to have been given (a) when received, if by personal delivery or private courier service, (b) when faxed, if by facsimile, and (c) three days after mailing, if sent by certified mail; provided, however, that any notice given by a Party changing its address for notice shall be deemed given only upon actual receipt by the other Party. Unless otherwise agreed, notice shall be sent to the contact persons at the addresses or facsimile numbers, as the case may be, set forth below:

If to ACE:	ACE Cash Express, Inc.
Attention: General Counsel
1231 Greenway Drive, Suite 600
Irving, Texas 75038
Telephone: (972) 550-5000
Facsimile: (972) 582-1426

If to BANK:	First Bank of Delaware
Attention: Alonzo J. Primus, CPA
1000 Rocky Run Parkway
Wilmington, De 19803
Telephone: (215) 735-4422, ext. 5260
Facsimile: (215) 735-0212

with a copy to:	First Bank of Delaware
Attention: Paul Frenkiel, CFO
1000 Rocky Run Parkway
Wilmington, De 19803
Telephone: (215) 735-4422, ext. 5255
Facsimile: (215) 735-0508
     7. Confidentiality and Use of Customer Information.
          (a) Consistent with the limitations imposed by the Gramm-Leach-Bliley Act (“GLBA”), Federal Reserve Board regulations and Federal Trade Commission regulations implementing the GLBA, and other applicable federal and state privacy laws,

ACE may disclose or otherwise use all information collected on the Application regarding all Applicants (“Applicant Information”), including, without limitation, names, addresses, demographic information and financial information, for any lawful purpose. ACE shall not disclose or otherwise use information concerning an Applicant, other than Applicant Information, that is received by ACE as a result of the Applicant’s receipt of a Loan from BANK pursuant to this Agreement for any purpose other than to perform ACE’s services as set forth in Section 2. Consistent with the limitations imposed by the GLBA, Federal Reserve Board regulations and Federal Trade Commission regulations implementing the GLBA, and other applicable federal and state privacy laws, BANK may use the Applicant Information for any Applicant to whom it extends a Loan, or considers extending a Loan, only for the purposes authorized by, and subject to the provisions of, this Agreement.
          (b) BANK and ACE agree to treat in confidence the provisions of this Agreement and all documents, materials and other information related to this Agreement which shall have been obtained during the course of the negotiations leading to, and during the performance of, this Agreement (collectively, “Confidential Information”), including without limitation the reports referenced in Section 2(e), and not to communicate Confidential Information to any third party, except that Confidential Information may be provided to a regulatory agency having or asserting jurisdiction over a Party or the Loans, a Party’s affiliates, as such term is defined in the Securities Exchange Act of 1934, counsel, accountants, financial or tax advisors without the consent of the other Party; provided that such Parties agree to hold such Confidential Information in confidence. As used herein, the term “Confidential Information” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by a Party receiving such information (a “Restricted Party”), (ii) is independently developed by a Restricted Party without violating this Agreement, (iii) was available to the Restricted Party on a non-confidential basis prior to its disclosure to the Restricted Party, (iv) becomes available to the Restricted Party on a non-confidential basis from a source other than the other Party; provided that such source is not bound by a confidentiality agreement with the other Party or otherwise prohibited from transmitting the information to the Restricted Party by a contractual, legal or fiduciary obligation or (v) is required by Law to be disclosed.
          (c) In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any Confidential Information, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished as a Restricted Party would reasonably exercise in assuring the confidentiality of any of its own confidential information.
     8. Specific Performance in the Event of Breach.
          (a) The Parties agree that monetary damages would not be adequate compensation in the event of a breach by a Restricted Party of its obligations under Section 7 and, therefore, the Parties agree that in the event of any such breach the Restricted Party, in addition to its other remedies at law or in equity, shall be entitled to an order requiring the Restricted Party to specifically perform its obligations under Section 7 or enjoining the Restricted Party from breaching Section 7, and the Restricted Party shall not plead in defense thereto that there would be an adequate remedy at law.
     9. Miscellaneous.
          (a) Neither the existence of this Agreement or any related agreements, nor their execution, is intended to be, nor shall it be construed to be, the formation of a partnership, joint venture or agency relationship between BANK and ACE. No employee of ACE shall be deemed to be an employee of BANK, nor shall any employee of BANK be deemed an employee of ACE.
          (b) This Agreement and any related agreements supersede any negotiations, discussions or communications between BANK and ACE and constitute the entire agreement of BANK and ACE with respect to the subject matter hereof.
          (c) Failure of any Party to insist, in one or more instances, on performance by any other Party in accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement unless and to the extent that such waiver is in a writing signed by or on behalf of the Party alleged to have granted such waiver.
          (d) ACE shall not assign any of its rights or delegate any of its obligations hereunder without BANK’s prior written consent, which shall not be unreasonably withheld, in which event ACE shall remain directly liable to BANK for all of ACE’s obligations hereunder. BANK shall not assign any of its rights or delegate any of its obligations hereunder without ACE’s prior written consent, which shall not be unreasonably withheld. This Section 9(d) shall not be deemed to apply to Section 1(c). Notwithstanding the foregoing, ACE may assign this Agreement in whole or in part to an affiliate of ACE, so long as ACE agrees to remain directly liable to BANK for all of ACE’s obligations hereunder.
          (e) This Agreement is for the sole and exclusive benefit of the Parties and shall not be deemed to be for the benefit of any third party, including any Borrower, except for ACE Indemnified Parties as provided in Section 4. Except as provided in the previous sentence, no such third party shall be deemed to be a third-party beneficiary hereunder.

          (f) The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          (g) When used in this Agreement, (i) “including” shall not signify any limitation or restriction, (ii) “hereof,” “herein,” “hereby” and similar terms shall be deemed references to this Agreement as a whole, (iii) “person” shall include natural persons, entities of any kind, and governmental authorities, (iv) “Section,” “Exhibit” and “Schedule” shall refer to a Section, an Exhibit and a Schedule, respectively, of or to this Agreement, unless otherwise stated, and (v) “business day” shall mean any Monday through Friday other than any such day that banks are authorized to be closed in the State of Texas. Pronouns referring to any gender shall be deemed references to each other gender as appropriate.
          (h) This Agreement may be executed by the Parties in separate counterparts, each of which is an original but all of which together shall constitute one and the same document. Facsimile signatures and photocopies shall be deemed as valid as though they were originals.
          (i) ACE shall provide to BANK any copies of written customer complaints regarding any Loan or the Program received by U.S. Mail from consumers within five (5) business days of receipt by ACE.
     10. Choice of Law; Forum Selection; Attorneys Fees and Waiver of Jury Trial
          (a) Choice of Law. This Agreement and the rights and duties described herein shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without reference to Delaware choice of law or conflict of law rules.
          (b) Forum Selection. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
          (c) Attorneys Fees. Any person who is the successful Party in any proceeding brought to enforce such Party’s rights under this Agreement shall be entitled to recover attorneys’ fees and costs from the other Party.
          (d) WAIVER OF RIGHTS TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH

RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
IN WITNESS WHEREOF, BANK and ACE, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers as of the day and year first set forth above.

FIRST BANK OF DELAWARE		ACE CASH EXPRESS, INC.

By:	/s/ Harry M. Maddona	By:	/s/ Walter E. Evans

Its:	President & CEO	Its:	SVP & General Counsel
Date:	7/21/05	Date:	7/21/05

EXHIBIT A
COMPUTATION OF SERVICING FEES
     1. This is Exhibit A to that certain Marketing and Servicing Agreement dated as of July 21, 2005 (the “Agreement”) between First Bank of Delaware (“BANK”) and ACE Cash Express, Inc. (“ACE”). All capitalized terms used herein and not otherwise defined are defined in the Agreement.
     2. As ACE’s sole compensation under the Agreement, BANK shall pay ACE the marketing and servicing fees (the “Fees”) set forth below. BANK shall only be obligated to pay the Fees on Loans actually paid during the period.
     3. Commencing on the first business day following the cashing of a voucher by ACE in connection with a Loan and continuing on each business day thereafter, ACE shall deliver to BANK a daily report of business (the “Daily Report”) outlining the total amount of vouchers cashed by ACE on any day prior to such Daily Report and not included in a prior Daily Report (the aggregate amount of vouchers cashed referred to as the “Voucher Proceeds”), the fees earned by BANK, the Fees projected to be earned by ACE upon full repayment of the Loan, and the total Loans held as receivable as a result of the transactions. Additionally, the report will detail the Loans collected from each Borrower together with the applicable fees that pertain to BANK and applicable Fees that pertain to ACE, as well as such other information as is reasonably required by BANK to manage the Program. On each such business day that such a report is delivered, BANK shall pay ACE, by an ACH transfer, the Voucher Proceeds reflected in such report.
     4. On the first and fifteenth calendar day of each calendar month following a Loan repayment, and continuing on the first and fifteenth calendar day of each calendar month thereafter, ACE shall deliver to BANK an invoice that details, by the day, the total Loans collected, the total fees earned by BANK, and the total amount of Fees due to ACE for the 15-day period included in such invoice (an “Invoice”). Based on each Invoice, BANK will pay to ACE, by ACH transfer (or by other means agreeable to ACE and BANK) on the day following the delivery of the Invoice, the Fees owed by BANK to ACE as a result of ACE’s activities for the Invoice period; provided, however, that if any payment date is not a business day for BANK, then BANK’s payment shall be made on the next day that is a business day for BANK. Each Invoice shall show (i) the total of payments on Loans actually received by BANK during the Invoice period; and (ii) the Fees owed by BANK to ACE, together with the calculation of such Fees in such detail and in a manner mutually agreeable to the Parties. ACE and BANK agree that the calculation of the Fees owed by BANK shall be submitted with each Invoice. ACE shall be responsible for all principal and fee losses on Loans. For each invoice period, BANK will reduce the amount of fees payable to ACE by the amount of the principal and fee losses on Loans.

     5. Each Borrower shall be charged an annual percentage rate of between * — * % depending on the term of the Loan.
     6. As provided in Section 2(f) of the Agreement, BANK must pay ACE Fees calculated as follows: (a) all returned item charges paid by Borrowers plus (b) all finance charges paid by Borrowers, less (i) $ * per Loan, (ii) * % of all fees recorded as paid by Borrowers, except returned item charges, and (iii) all principal and fee losses on Loans. If the principal losses on Loans exceed the amount due to ACE, ACE agrees to remit the amount of the shortfall to BANK via wire transfer within three business days.
     7. ACE shall reimburse BANK on a monthly basis for all of BANK’s charges and actual costs associated with BANK’s local Texas bank accounts, which BANK establishes to conduct the Program, including, without limitation, actual NSF charges, services fees, and any miscellaneous monthly fees. BANK will submit an invoice to ACE for these charges on a monthly basis.
     8. On a monthly basis, BANK will invoice ACE for * % of the Credit Scoring Fees, Base Rate fees, Discount Rate fees and OFAC fees (each as described below) (collectively, the “Service Provider Fees”) charged by the Service Provider. BANK will be responsible for * % of the Service Provider Fees. While the Service Provider used by BANK may change during the term of this Agreement, and while the Service Provider Fees charged by such vendor may change during this period, the Parties contemplate that BANK 1will use Teletrack, Inc. as the Service Provider and that Teletrack will charge the following fees in connection with its services to BANK:
Credit Scoring Fees: The Banks Service Provider is estimated to charge $1.85 for each loan submitted for approval. The Credit Scoring information to be gathered is the FICO score and the Borrowers Debt to
Income ratio.
Base Rate: So long as Service Provider does not already receive a fee with respect to any ACE retail location from ACE or another institution offering loans at such ACE retail location, $75.00 per month for each ACE retail location offering Loans under this Agreement. This Base Rate includes only the first 75 transactions per month made at each such ACE retail location.
Discount Rate: After the “Base Rate” is satisfied per location, each transaction in excess of 75 transactions will be charged a rate of approximately $0.20 cents per transaction.
OFAC Testing: the Service Provider costs for OFAC testing of Applicants.

[1]	Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Credit Reporting Fees: To the extent BANK elects to provide Borrowers with the ability to report their transaction information to credit reporting agencies, BANK will bear all of the costs related thereto.
     9. ACE shall reimburse BANK for the costs of an annual IT audit of ACE’s information technology system. Such costs shall not exceed $15,000. In addition, ACE shall reimburse BANK for any audit costs related to reviews of any third parties (i.e. collection agencies) it contemplates using for this agreement. Such costs shall not exceed $7,500 per 12-month period during the term of this Agreement unless ACE requests that additional third party collectors be reviewed.

EXHIBIT B
CLAIMS, ACTIONS, SUITS, ORDER, OR INVESTIGATION ASSERTED AGAINST THE BANK
     1. The following is a list of each claim, action, suit, order, investigation, or proceeding by or before any court, governmental authority, or arbitrator that is pending or, to the knowledge of BANK, threatened against BANK or any of its affiliates (collectively a “BANK claim”), which BANK claim (i) could materially and adversely affect BANK, any BANK affiliate, or the Program if the claim is decided adversely to BANK or its affiliate; or (ii) seeks to delay, prohibit, or restrict the activities of ACE or BANK contemplated by this Agreement:
As part of its “Memorandum of Understanding” (“MOU”) with the FDIC, BANK would be required to exit the payday loan business upon request of the FDIC.

EXHIBIT C
CLAIMS, ACTIONS, SUITS, ORDER, OR INVESTIGATION ASSERTED AGAINST ACE
None